                      SECURITIES AND EXCHANGE COMMISSION
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           GOTHIC ENERGY CORPORATION
            (Exact Name of Registrant as specified in its Charter)

          OKLAHOMA                                          22-2663839
(State or other jurisdiction of             (IRS Employer Identification Number)
 incorporation or organization)


          5727 SOUTH LEWIS AVENUE, SUITE 700, TULSA, OKLAHOMA  74105
                                (918) 749-5666
 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                          MICHAEL K. PAULK, PRESIDENT
          5727 SOUTH LEWIS AVENUE, SUITE 700, TULSA, OKLAHOMA  74105
                                (918) 749-5666
(Name, address, including zip code, and telephone number, including area code, of Agent for service)

                                With a Copy to:
                          WILLIAM S. CLARKE, ESQUIRE
      457 NORTH HARRISON STREET, SUITE 103, PRINCETON, NEW JERSEY  08540
                                (609) 921-3663

         Approximate date of commencement of proposed sale to public:
    FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.     [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.     [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [_]     __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [_]     __________

     If delivery of the Prospectus is expected  to be made  pursuant to Rule
434, please check the following box.     [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS OF                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
     SECURITIES TO BE         AMOUNT TO BE     OFFERING PRICE         AGGREGATE           AMOUNT OF
        REGISTERED             REGISTERED      PER UNIT /(1)/       OFFERING PRICE     REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Common Stock,                  2,335,364           $2.625             $6,130,330           $1,860.00
   $.01 par value
--------------------------------------------------------------------------------------------------------
7-1/2% Cumulative
   Convertible Preferred         5,540            $1,250.00           $7,271,250           $2,203.00
   Stock, $.05 par value
--------------------------------------------------------------------------------------------------------
Common Stock                   2,770,000
   $.01 par value /(2)/
--------------------------------------------------------------------------------------------------------
Common Stock                   1,000,000             $3.19            $3,190,000            $967.00
   Purchase Warrants
--------------------------------------------------------------------------------------------------------
Common Stock                     200,000             $2.25              $450,000            $137.00
   Purchase Warrants
--------------------------------------------------------------------------------------------------------
Common Stock,                  1,200,000             $2.625           $3,150,000            $955.00
   $.01 par value /(3)/
--------------------------------------------------------------------------------------------------------
                                                                     $20,191,580          $6,122.00
--------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the Registration Fee pursuant to Rule 457(c) based on the average of the high and low sale prices of the shares of Common Stock as reported on the Nasdaq SmallCap Market on February 28, 1997.
(2) Shares of Common Stock issuable on conversion of the 7-1/2% Cumulative Convertible Preferred Stock.
(3)  Shares of Common Stock issuable on exercise of Warrants.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS


                           GOTHIC ENERGY CORPORATION


          This Prospectus relates to the resale of up to 5,540 shares of 7 1/2% Cumulative Convertible Preferred Stock, par value $.05 per share (the "Preferred Stock"), 1,200,000 common stock purchase warrants (the "Warrants"), and 6,305,364 shares of Common Stock, par value $.01 per share (the "Common Stock"), including 3,970,000 shares of Common Stock issuable on conversion of the Preferred Stock and exercise of the Warrants, of Gothic Energy Corporation, an Oklahoma corporation (the "Company"). Herein, the Common Stock, Preferred Stock and Warrants are collectively referred to as the "Securities." The Common Stock is traded on the Nasdaq SmallCap Market with a trading symbol of "GOTH" and application has been made to trade the Preferred Stock on the Nasdaq SmallCap Market. No assurance can be given that the Preferred Stock will be accepted for trading on the Nasdaq SmallCap Market. On February 28, 1997, the last sale price of the Common Stock as reported on the Nasdaq SmallCap Market was $2-5/8 . The shares of Preferred Stock, Common Stock and Warrants may be offered (the "Offering") for sale by certain persons who are securityholders of the Company or by pledgees (the "Selling Securityholders") who were issued such shares in transactions not involving a public offering. The Securities are being registered under the Securities Act of 1933, as amended (the "Securities Act") on behalf of the Selling Securityholders in order to permit the public sale or other distribution of the Securities.

          The shares of Preferred Stock, Common Stock and Warrants may be sold or distributed from time to time by or for the account of the Selling Securityholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's consent, by donees of the Selling Securityholders, or by other persons acquiring shares and who wish to offer and sell such Securities requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the securities offered hereby and will bear certain expenses incident to their registration. See "Selling Securityholders" and "Plan of Distribution."

     INVESTORS SHOULD CAREFULLY CONSIDER CERTAIN RISKS AND OTHER CONSIDERATIONS RELATING TO THE SECURITIES OF THE COMPANY. SEE "RISK FACTORS" STARTING ON PAGE 16 OF THIS PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               MARCH _____, 1997

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, Northwest, Washington, DC 20549; and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, Northwest, Washington, DC 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission and the address of that Web site is http://www.sec.gov. The Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq"). Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 "K" Street, Northwest, Washington, DC 20006.

          The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended ("Securities Act") with respect to the securities offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

     (a) The Annual Report of the Company on Form 10-KSB for the fiscal year ended December 31, 1996; and

     (b)  The Current Report of the Company on Form 8-K dated February 18, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offerings to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded by this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge copies of all documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents) to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered on the written or oral request of such person to:

                          Michael K. Paulk, President
                           Gothic Energy Corporation
                      5727 South Lewis Avenue - Suite 700
                             Tulsa, Oklahoma  74105

                               TABLE OF CONTENTS

Available Information.....................................................   1

Incorporation of Certain Information by Reference.........................   2

Table of Contents.........................................................   3

The Company...............................................................   4

Risk Factors..............................................................  12

Use of Proceeds...........................................................  16

Selling Securityholders...................................................  17

Plan of Distribution......................................................  20

Description of Capital Stock..............................................  21

Legal Matters.............................................................  25

Experts...................................................................  25

                                  THE COMPANY

          Gothic Energy Corporation (the "Company") is an independent energy company primarily engaged in the acquisition, exploitation, enhancement, development and operation of oil and gas producing properties. The Company owns, as of the date hereof, working interests in 697 wells, of which 358 are operated by the Company. The Company estimates its net proved reserves at December 31, 1996 to be 1.2 million barrels of oil and 64.5 billion cubic feet of natural gas. Approximately 90% of the Company's proved reserves at an equivalent Mcf. basis are natural gas. The Company's operations are conducted in Oklahoma, Texas, Arkansas and Kansas. The majority of oil and gas wells in which the Company has an interest have produced beyond the point in time where substantial production declines are normally expected. Accordingly, production rates on a majority of the Company's wells generally will be marked by a consistency of production rates throughout the remaining production life. The Company redirected its business efforts to the oil and gas business commencing in the last quarter of 1994. Since 1994, the Company has acquired the following properties:

          Oil and Gas Properties acquired through December 31, 1996

          Egolf Acquisition:  On January 19, 1995, the Company completed the
          -----------------
acquisition from the Egolf Company of working interests in 208 oil and gas wells located in Western Oklahoma (the "Egolf Acquisition") for a total purchase price of $1,584,000 plus one-year common stock purchase warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $2.50 per share. The warrants expired unexercised. All of the acreage acquired in the Egolf Acquisition is held by production.

          Johnson Ranch Acquisition:  Effective May 31, 1995, the Company
          -------------------------
completed the acquisition from Johnson Ranch Partners of working interests in 69 oil and gas wells in Loving County, Texas (the "Johnson Ranch Acquisition").
The purchase price was $7,250,000 plus 1,000,000 shares of Common Stock valued at $2.69 per share, the closing market price on the date the acquisition was completed. Substantially all of the acreage acquired in the Johnson Ranch Acquisition is held by production.

          Buttonwood Acquisition:  Pursuant to an agreement dated September 27,
          ----------------------
1995 between the Company and Buttonwood Energy Corporation ("Buttonwood"), the Company acquired on January 30, 1996, by merger of a subsidiary of the Company into Buttonwood, all of the issued and outstanding shares of Buttonwood (the "Buttonwood Acquisition"). The merger consideration was $18,912,500 payable in cash. The Company paid to Buttonwood on November 15, 1995 $1,000,000 as consideration for the grant of the option to be applied to the merger consideration. Concurrently with entering into the option agreement on September 27, 1995, the parties terminated without being exercised a similar option purchased by the Company in March 1995 for $1,850,000. The remaining $17,912,500 was paid to Buttonwood on the closing of the transaction. Buttonwood, through its wholly owned subsidiaries, owned interests in 750 oil and gas wells in Oklahoma, Arkansas, Texas and Kansas and operated 140 of the wells. All of Buttonwood's 61,897 net leasehold acres are held by production.

          Comstock Acquisition:  On May 16, 1996, the Company completed the
          --------------------
acquisition, effective as of January 1, 1996, from Comstock Oil and Gas, Inc. and Comstock Offshore Energy, Inc. (the "Comstock Acquisition"), of various working interest in 145 producing oil and gas properties. The Company operates 70 of the wells. The purchase price for the properties acquired was $6.6 million, subject to certain post-closing adjustments which reduced the amount paid to $6,430,195. Substantially all of the properties acquired are located in the Anadarko Basin of western Oklahoma and the Arkoma Basin of eastern Oklahoma and Arkansas.

          Stratum Acquisition:  On May 20, 1996, the Company acquired from
          -------------------
Stratum Group Energy Capital, L.P. and Stratum Corp. (the "Stratum Acquisition"), effective April 1, 1996, the overriding royalty interest of 7% of the net revenues derived from the properties acquired in the Johnson Ranch Acquisition. This royalty interest had been conveyed to Stratum as additional consideration for financing provided by Stratum to the Company in May 1995 for the Johnson Ranch Acquisition. The purchase price was $800,000.

          Various Working Interest Acquisitions:  On August 5, 1996, the Company
          -------------------------------------
completed the acquisition, from various sellers, of working interests in approximately 120 wells in the Anadarko Basin of Western Oklahoma, and the Arkoma Basin of Eastern Oklahoma and Arkansas (the "Working Interest Acquisitions"). The effective date of the acquisition was May 1, 1996. The Company operates 70 of the wells in which the interests were acquired. The aggregate purchase price for these wells was $3,270,000.

          Athena Acquisition:   On December 27, 1996, the Company completed the
          ------------------
acquisition, effective as of November 1, 1996, from Athena Energy, Inc. of various working interests in 85 producing oil and gas properties (the "Athena Acquisition"). The Company operates approximately 30 of the wells. The purchase price for the properties acquired was $4.2 million, subject to certain adjustments. Substantially all the properties acquired are located in western Oklahoma and the Texas Panhandle.

Subsequent to year end, substantially all of the non-operated well interests acquired from Athena were sold for net proceeds of approximately $210,000.

     Excluding the Egolf Acquisition and the Johnson Ranch Acquisition, the foregoing acquisitions are referred to herein as the "1996 Acquisitions."

     Acquisitions Subsequent to Year-End 1996

     The Norse Acquisition:  On February 18, 1997, the Company acquired from
     ---------------------
Norse Exploration, Inc., and Norse Pipeline, Inc. (collectively, "Norse"), various working interests in 11 oil and gas producing properties and, through the acquisition of the outstanding capital stock of Norse Pipeline, Inc., its 40.09% general partnership interest in the Sycamore Gas System (the "Sycamore System"), an Oklahoma gathering system, processing plant and storage facility. The oil and gas wells and the gathering system are located in the Springer Field in Carter County, Oklahoma. The total purchase price was $10,750,000, plus two-year warrants to purchase 200,000 shares of the Company's Common Stock at a per share exercise price of $2.50, of which the Company paid a deposit of $1,075,000 toward the purchase price in December 1996. The estimated fair value of such warrants at the date of acquisition was approximately $254,000.

     The Huffman Acquisition:  The Company also on February 18, 1997, acquired
     -----------------------
from H. Huffman & Company ("Huffman"), an Oklahoma limited partnership, various working interests in 13 oil and gas producing properties and an additional 10.97% interest in the Sycamore System. The oil and gas wells are located in the same producing area as the properties acquired from Norse. The total purchase price for the assets acquired was $3,950,000, of which the Company paid a deposit of $287,500 toward the purchase price in December 1996.

     Horizon Acquisition:  The Company also acquired, on February 18, 1997, from
     -------------------
Horizon Gas Partners, L.P. and HSRTW, Inc. (collectively, "Horizon"), various working and royalty interests in approximately 100 oil and gas producing properties. The producing properties are located in Major and Blaine counties of Oklahoma. The purchase price was $10,000,000.

     The effective date of all three acquisitions was January 1, 1997.

     Oil and Gas Property Dispositions

     Management of the Company reviews the properties acquired and from time to time disposes of wells that are deemed to be unprofitable, fail to meet management's operating requirements or, under certain circumstances, are operated by other persons. From time to time, the Company disposes of wells operated by the Company where the well does not meet operating requirements. During the year ended December 31, 1996, the Company disposed of various interests in an aggregate of 514 properties for a total sales price of $3,111,298. Of such amount, $2,402,096 was applied to reduce outstanding indebtedness and $709,202 was used for working capital purposes.


FINANCING TRANSACTIONS

          The Company financed its oil and gas acquisition activities through the completion of the following transactions:

     Bank One Loan Agreement:  On January 19, 1996, the Company entered into a
     -----------------------
Loan Agreement with Bank One, Texas, N.A., (the "January 1996 Loan Agreement") which, reflecting subsequent amendments, enabled the Company to borrow, as of December 31, 1996, and subject to meeting certain borrowing base requirements and other conditions, a maximum aggregate of $25,000,000, consisting of a $20,000,000 revolving loan and a $5,000,000 acquisition note. On January 30, 1996, $11,000,000 was used to finance a portion of the purchase price for the Buttonwood Acquisition and repay outstanding indebtedness. Additional proceeds of $7,230,195 were used on May 16, 1996 to finance the Comstock Acquisition and the Stratum Acquisition, and on July 31, 1996, proceeds of $2,792,200 were used to finance the acquisition of well interests from various sellers. In December 1996, additional proceeds of $5,505,701 were used to finance the $4,214,406 purchase price for the Athena Acquisition, and $1,291,295 of the down payments for the Norse and Huffman Acquisitions. The Company has repaid principal in the amount of $4,784,096 under the borrowing facility since January 30, 1996. The terms of the January 1996 Loan Agreement provided for amortization payments, as of December 31, 1996, at the rate of $240,000 per month under the revolving loan commencing September 1, 1996, with all outstanding principal and interest due and payable on January 30, 1999. Of the $5,000,000 acquisition note, $3,010,000 was outstanding at year end and was due on March 31, 1997. Under the terms of the January 1996 Loan Agreement, as in effect at December 31, 1996, interest was payable, at the option of the Company, either at the rate of 1% over the lending bank's base rate or up to 3.75% (based on the principal balance outstanding) over the rate for borrowed dollars by the lending bank in the London Interbank market and the indebtedness was collateralized by first liens on all of the Company's oil and gas properties. The January 1996 Loan Agreement included various affirmative and negative covenants, including, among others, the requirements that the Company (i), maintain a ratio of current assets to current liabilities, as defined, of no less than 1.0 to

1.0, (ii) maintain a debt service coverage ratio of net cash flow per quarter to required quarterly reduction of indebtedness of not less than 1.10 to 1.0, (iii) maintain minimum tangible net worth at the end of each fiscal quarter of $10,250,000, plus certain percentages of net income and proceeds received from the sale of securities, and (iv) maintain selling, general and administrative expenses per quarter not in excess of 25% of consolidated net revenues. Material breaches of these or other covenants which were not cured or waived could have resulted in a default under the loan agreement resulting in the indebtedness becoming immediately due and payable and empowering the lender to foreclose against the collateral for the loan. During the year ended December 31, 1996 the Company requested and obtained a waiver of the provision requiring a 1:1 ratio of current assets to current liabilities for the year ended December 31, 1996 and for quarter ended September 30, 1996, the restriction on general and administrative expenses for the quarter ended March 31, 1996, and a covenant violated as a result of the termination of a former officer of the Company.

     Public Offering.  On January 30 and March 11, 1996, the Company sold for
     ---------------
net proceeds aggregating approximately $12,966,000 an aggregate of 7,635,000 shares of Common Stock and 7,635,000 five-year redeemable common stock purchase warrants (herein referred to as the "Public Offering"). The warrants are exercisable at a price of $2.40 per share of Common Stock. In connection with the offering, the underwriter was granted an option to acquire 230,000 units (each unit consisting of three shares of common stock and three five-year redeemable common stock purchase warrants) exercisable at a price of $9.90 per unit. All of the proceeds of the sale of these securities were used in conjunction with the Buttonwood Energy Acquisition.

     Preferred Stock Financing.  The Company issued and sold on January 30, 1996
     -------------------------
an aggregate of 5,540 shares of its 7 1/2% Cumulative Convertible Preferred Stock for a total consideration of $5,540,000, of which $4,250,000, less $252,570 in fees, was paid in cash, and $1,290,000 was paid by exchange of $1,290,000 of outstanding principal amount of indebtedness for 1,290 shares of 7 1/2% Cumulative Preferred Stock (herein referred to as the "Preferred Stock Financing"). The Company also issued 28,667 shares of Common Stock to one of the purchasers as a fee for facilitating the preferred stock financing. The shares are convertible, commencing December 31, 1996, into shares of the Company's Common Stock at a conversion price per share of Common Stock equal to the lesser of (i) $2.00 or (ii) a price equal to the average of the closing prices of the Company's Common Stock during the 30 business days prior to the day the shares are converted less a discount of 12 1/2%. The number of shares of Common Stock to be issued on conversion is determined by multiplying the number of shares of 7 1/2% Cumulative Convertible Preferred Stock to be converted by $1,000 and dividing the result by the conversion price in effect. The shares pay a cumulative preferred dividend of 7 1/2% of the stated value per annum payable semi-annually. The shares of 7 1/2% Cumulative Convertible Preferred Stock have no voting rights. The holders of 51% of the shares issuable on conversion of the 7 1/2% Cumulative Convertible Preferred Stock have the right to require the Company to file a registration statement under the Securities Act of 1933, as amended, commencing December 31, 1996 to enable the public sale of those shares of Common Stock.

    Credit Facility.  On February 17, 1997, the Company and Bank One, Texas,
    ---------------
N.A., entered into a Restated Loan Agreement (the "Credit Facility") which currently enables the Company to borrow from time to time and subject to meeting certain borrowing base requirements and other conditions, a maximum aggregate of $75,000,000. As of February 17, 1997, the aggregate available to be borrowed under the Credit Facility is comprised of a $32,000,000 borrowing availability (the "Borrowing Base") based on the Company's oil and gas reserves, a $10,000,000 special advance facility (the "Special Advance Facility") and a $2,000,000 special drilling facility (the "Special Drilling Facility").

     On February 18, 1997, the Company drew down both the Borrowing Base and the Special Advance Facility for a total of $41,668,000. These funds were used to repay all existing indebtedness then outstanding owing to the bank in the amount of $21,264,000, to finance the cash consideration paid for the three February 18, 1997 acquisitions discussed above which aggregated $19,404,000 and to pay a $1,000,000 loan fee to Bank One, Texas, N.A. The terms of the Credit Facility currently provide for amortization payments at the rate of $240,000 on March 1, 1997 and increasing to $475,000 per month commencing April 1, 1997, with all outstanding principal and interest related to the Borrowing Base is due and payable on January 30, 1999. The $10,000,000 Special Advance Facility is due on September 1, 1997. Interest is payable, at the option of the Company, either at the rate of 1% over the lending bank's base rate or up to 3.75% (based on the principal balance outstanding) over the rate for borrowed dollars by the lending bank in the London Interbank market. The indebtedness is collateralized by first liens on all of the Company's oil and gas properties. The Credit Facility includes various affirmative and negative covenants, including, among others, the requirements that the Company (i), maintain a ratio of current assets to current liabilities, as defined, of no less than 1.0 to 1.0, (ii) maintain a debt service coverage ratio of net cash flow per quarter to required quarterly reduction of indebtedness of not less than 1.10 to 1.0, (iii) maintain minimum tangible net worth at the end of each fiscal quarter of $10,250,000, plus certain percentages of net income and proceeds received from the sale of securities, and (iv) maintain selling, general and administrative expenses per quarter of not in excess of 25% of consolidated net revenues for the quarter ended March 31, 1997 and 20% of consolidated net revenues for all subsequent quarters. The Company is obligated under the terms of its Credit Facility to enter into commodity hedges covering not less than 75% of the Company's proved developed production of oil and natural gas for a period of not less than twelve months with minimum floor prices to be mutually agreed upon by the Company and Bank One, Texas, N.A., with counterparties acceptable to the bank. These commodity hedges are required to be in place no later than March 4, 1997. Material breaches of these or other covenants which are not cured or waived could result in a default under the Credit Facility resulting in this indebtedness becoming immediately due and payable and empowering the lender to foreclose against the collateral for the loan. In the event certain promissory notes owing to the bank by Messrs. Michael Paulk and John Rainwater in the aggregate amount of $316,000 are not paid when due on December 31, 1997, the Company has agreed that such amounts will be drawn against the Company's Credit Facility and Messrs. Paulk and Rainwater will be obligated to the Company for such sums.

     Bridge Financing.  In order to provide the remaining funds necessary to
     ----------------
complete the Norse, Huffman, and Horizon acquisitions, on February 18, 1997 two investors loaned to the Company the aggregate sum of $4,500,000 represented by the Company's promissory notes. Of the aggregate amount, $2,500,000 bears interest at 5% per annum and matures on April 18, 1997, with the remaining $2,000,000 bearing interest at 12% per annum and maturing on October 31, 1997. In the event the principal and accrued interest is not paid when due, such amount is automatically converted into a number of shares of the Company's Common Stock determined by dividing such amount by a sum equal to 75% of the closing bid price for the Company's Common Stock on the five (5) days prior to the maturity date, with respect to the $2,500,000 obligation, and on the maturity date with respect to the $2,000,000 obligation. As additional consideration for making the loan, the investors also purchased at a price of $.01 per share a total of 250,000 shares of the Company's common stock. The fair market value of the Company's Common Stock was $2.63 per share on the date of issuance.

     The Company is an Oklahoma corporation incorporated on October 11, 1996. The Company's predecessor was incorporated on November 19, 1985 under the laws of the State of New Jersey and was thereafter reincorporated as a Delaware corporation on June 23, 1994. On October 22, 1996, the Company was reincorporated as an Oklahoma corporation by merger of the Delaware predecessor into the Oklahoma corporation. The Company's principal office is at 5727 South Lewis Avenue, Suite 700, Tulsa, Oklahoma 74105, and its telephone number is
(918) 749-5666.

          Prior to November 30, 1994, the Company was engaged in the publication of the Pike County Dispatch, a weekly newspaper distributed throughout Pike County, Pennsylvania and surrounding areas of New Jersey and New York. On November 30, 1994, the Company sold all of the outstanding stock of the subsidiary which operated the Pike County Dispatch.

                                 RISK FACTORS

          An investment in the Company's Securities involves a high degree of risk. In addition to general investment risks and those factors set forth elsewhere in this Prospectus, prospective investors should consider, among other things, the following factors:

          1.   Limited Operating History; History of Losses; Accumulated
               ---------------------------------------------------------
Deficit.  The Company has a short operating history in the oil and gas industry,
-------
having entered that business in November 1994 after being engaged in an entirely different business prior thereto. Except for the fiscal quarters ended June 30, 1996, September 30, 1996 and December 31, 1996, during which its net income available for common shares was $108,386, $112,121 and $476,990, respectively, the Company has achieved losses during the time it has been engaged in oil and gas operations and also during all other periods since its organization in 1985. It can be expected that the Company may continue to experience losses. In order to achieve material profits and generate cash flow, the Company will be dependent upon acquiring or developing additional oil and gas properties. There can be no assurance that it will be able to do so. At December 31, 1996, the Company's accumulated deficit was $17,823,175.

          2.   Limited Available Capital; Need for Additional Financing.  The
               --------------------------------------------------------
Company's plans include the acquisition of producing oil and gas properties located in the Anadarko, Arkoma and Delaware geological basins in Oklahoma, Texas and New Mexico. Without raising additional capital, the Company will be unable to acquire additional producing oil and gas properties and its ability to develop its existing oil and gas properties will be limited to the extent of its available cash flow. Accordingly, in order for the Company to achieve its business objective and achieve material profits from operations, it will be necessary to generate additional cash flow from operations, raise additional capital or enter into joint oil and gas well development arrangements.

          Management intends to fund future acquisitions and develop its oil and gas reserves using cash flow from operations as well as public and private sales of debt and equity securities and joint oil and gas well development arrangements, among other possible sources. Except for borrowing availability, if any, under its existing credit facility, the Company has no present arrangements for future borrowings and its cash flow from operations is not expected to be adequate to provide the funds needed for these purposes. There can be no assurance that these sources will provide funds in sufficient amounts to allow the Company to successfully implement its present business strategy of additional property acquisition or the development of its oil and gas reserves. The Company has no present definitive agreements to raise additional capital from the sale of its securities or joint development arrangements, however, negotiations in this regard are ongoing. No assurance can be given as to the availability or terms of any such additional financing or joint development arrangements or that such terms as are available may not be dilutive to the interests of the Company's stockholders.

          3.   Industry Conditions; Impact on Company's Profitability.  The
               ------------------------------------------------------
profitability and revenues of the Company are dependent, to a significant extent, upon prevailing spot market prices for oil and gas. In the past, oil and gas prices and markets have been volatile. Prices are subject to wide fluctuations in response to changes in supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. Such factors include supply and demand, political conditions, weather conditions, government regulations, the price and availability of alternative fuels and overall economic conditions. Gas prices have fluctuated significantly over the past twelve months.

          4.   Acquisition Strategy. The Company is engaged in an ongoing
               --------------------
program of seeking to acquire additional oil and gas properties and negotiations with various parties are ongoing from time to time with a view to acquiring additional properties. There can be no assurance that the negotiations the Company engages in seeking to acquire additional oil and gas properties will result in acquisitions of properties or that the terms of such acquisitions will be favorable to the Company or prove to be profitable. The process of integrating any properties that are acquired into the Company's operations may result in unforeseen difficulties and may require a disproportionate amount of management's attention and the Company's resources. In connection with acquisitions, the Company could become subject to significant contingent liabilities arising from the activities of the acquired properties to the extent the Company assumes, or an acquired entity becomes liable for, unknown or contingent liabilities or in the event that such liabilities are imposed on the Company under theories of successor liability.

          5.  Credit Facility Covenants and Agreements.  The principal
              ----------------------------------------
outstanding under the Company's loan agreement with Bank One, Texas, N.A., as such loan agreement was restated on February 17, 1997, must be amortized at the rate of $240,000 per month on March 1, 1997 and increasing to $475,000 per month thereafter, commencing April 1, 1997, with the entire outstanding balance of the Borrowing Base due January 30, 1999. The $10,000,000 Special Advance Facility is due on September 1, 1997. The Credit Facility is secured by first mortgages on all of the Company's oil and gas properties. The loan agreement relating to the Credit Facility contains various affirmative and negative covenants including, among others, the requirements that the Company maintain certain ratios of current assets to current liabilities, debt service coverage ratio, minimum tangible net worth, restrictions on selling, general and administrative expenses and the payment of dividends, and a covenant that the Company maintain twelve-month hedges for at least 75% of its proved production. Material breaches of these or other covenants which are not cured or waived could result in a default under the loan agreement resulting in this indebtedness becoming immediately due and payable and empowering the lender to foreclose against the collateral for the loan. Under such circumstances, the Company's stockholders could lose their entire investment. There can be no assurance that the Company will remain in compliance with all of its covenants and agreements in the Credit Facility. The Company's borrowings under the Credit Facility as well as its projected borrowing are, to a large extent, a function of the value of the Company's oil and gas reserves which are the primary component used in determining the amount of borrowing available to the Company. Changes in the Company's cash needs or borrowing availability could negatively impact the Company's reserve development plans or its ability to meet its obligations as they come due. Negative revisions in oil and gas reserves could require reductions in the principal amounts or otherwise reduce funds available to be borrowed under the Credit Facility. During the year ended December 31, 1996 the Company requested and obtained a waiver of the provision requiring a 1:1 ratio of current assets to current liabilities for the year ended December 31, 1996 and for quarter ended September 30, 1996, the restriction on general and administrative expenses for the quarter ended March 31, 1996, and a covenant violated as a result of the termination of a former officer of the Company.

      6.  Reliance on Estimates of Proved Reserves; Depletion of Reserves.
          ---------------------------------------------------------------
There are numerous uncertainties inherent in estimating quantities of Proved Reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. Oil and gas reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and estimates by other engineers might differ from those used and relied on by the Company. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The Company's annual report on Form 10-KSB for the year ended December 31, 1996 contains estimates of the Company's proved oil and gas reserves and the projected future net cash flows therefrom. Actual future production, oil and gas prices, revenue, capital expenditures, taxes and operating expenses may vary substantially from those assumed in making estimates, and the Company's reserves may be subject to material upward or downward revision and the rate of production from oil and gas properties declines as reserves are depleted. In addition, the Company's ability to develop its reserves will be dependent upon the timely availability of financing for this purpose without which the Company's ability to produce the projected amounts of oil and gas will be adversely affected thereby adversely affecting the projected future net cash flows.

          7.   Dependence on Other Operators.  With respect to wells not
               -----------------------------
operated by the Company in which it has a working interest, the independent operators are, in some cases, privately-held companies who may have limited financial resources. If a third party operator experiences financial difficulty and fails to pay for materials and services in a timely manner, the wells operated by such third party operators could be subject to material and workmen's liens. In such event, the Company would incur costs in discharging such liens.

          8.   Reliance on Key Personnel.  The Company is dependent upon the
               -------------------------
services of its President, Michael K. Paulk, and Vice-President of Corporate Development, John Rainwater. The loss of their services could have a material adverse effect upon the Company.

          9.   Competition.  The oil and gas industry is highly competitive.
               -----------
The Company competes with major integrated and independent oil and gas companies in acquiring properties. Many competitors have resources substantially exceeding the resources of the Company.

          10.  Operational Hazards; Environmental Concerns; Insurance and
               ----------------------------------------------------------
Government Regulations.  The oil and gas industry involves a number of operating
----------------------
risks, such as the risks of fire, blowouts, explosions, cratering, pipe failure, casing collapse and abnormally pressured formations, the occurrence of any of which could materially and adversely affect the Company. The business is also subject to environmental hazards including oil spills, gas leaks, ruptures and discharges of toxic gases, which could expose the Company to substantial liability due to environmental damage. The Company maintains insurance against some, but not all, potential risks, and does not carry insurance covering environmental impairment liabilities. The Company can provide no assurance that the insurance it carries will be adequate to cover any loss or exposure to liability, or that such insurance will continue to be available on terms acceptable to the Company. In addition, oil and gas production is subject to regulation under federal, state and local laws. The Company's operations are also subject to various other federal, state and local government laws and regulations, which may be changed from time to time in response to economic or political factors. There can be no assurance that present or future regulation will not adversely affect the operations of the Company.

          11.  Dividends Unlikely.  The Company has never declared or paid
               ------------------
dividends on its Common Stock and currently does not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors. In addition, the Company's Credit Facility contains a provision which prohibits the payment of dividends except for cash dividends on preferred stock provided no event of default exists under the Credit Facility.

          12.  Limited Liability of Directors.  The Company's Certificate of
               ------------------------------
Incorporation limits the liability of Directors to the maximum extent permitted by Oklahoma law. Oklahoma law provides that Directors of a corporation will not be liable to the corporation or its stockholders for expenses incurred in derivative or third party actions arising from a breach of their fiduciary duty as Directors, except in certain circumstances. Accordingly, except in such circumstances, the Company's Directors will not be liable to the Company or its stockholders for beach of such duty.



                                 USE OF PROCEEDS

          This Prospectus relates solely to the securities being offered and sold for the account of the Selling Securityholders. The Company will not receive any of the proceeds from the sale of the securities being offered by the Selling Securityholders but will pay all expenses related to the registration of the securities. The proceeds, if any, received from the exercise of any Warrants included among the Securities will be used for general corporate purposes. See "Selling Securityholders."

                            SELLING SECURITYHOLDERS

          The following table sets forth the aggregate numbers of securities beneficially owned by each Selling Securityholder as of March 1, 1997 and the aggregate number of securities registered hereby that each Selling Securityholder may offer and sell pursuant to this Prospectus. Because the Selling Securityholders may sell all or a portion of the securities at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Preferred Stock and Common Stock and Common Stock Purchase Warrants that each Selling Securityholder may retain upon the completion of the Offering. The material relationships of the Selling Securityholders are described in the footnotes to the following table and more fully described in this Prospectus (including the information incorporated by reference in this Prospectus). The Securities have been included in this Prospectus pursuant to contractual rights granted to the Selling Securityholders to have their Securities registered under the Securities Act, which contractual rights contain, with respect to certain of the Selling Securitholders, mutual indemnification provisions.

------------------------------------------------------------------------------------------------------------------------------
                                                                                TOTAL NUMBER OF SECURITIES TO BE
                                              SECURITIES OWNED PRIOR TO               OFFERED FOR SELLING
                                                     THIS OFFERING                  SECURITYHOLDERS' ACCOUNT
------------------------------------------------------------------------------------------------------------------------------
                                                    COMMON                              COMMON
                                     PREFERRED      STOCK     COMMON       PREFERRED    STOCK
  NAME OF SELLING SECURITYHOLDER       STOCK       PURCHASE   STOCK          STOCK     PURCHASE            COMMON
                                                   WARRANTS                            WARRANTS            STOCK

--------------------------------------------------------------------------------------------------------------------
B-MAC Trading, Inc.                        100       ---       50,000 /(1)/    100       ---            50,000 /(1)/
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Benitz & Partners                        1,350       ---      675,000 /(1)/  1,350       ---           675,000 /(1)/
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
C. Channing Buckland                       125       ---       62,500 /(1)/    125       ---            62,500 /(1)/
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Choi & Choi HK Limited                     400       ---      200,000 /(1)/    400       ---           200,000 /(1)/
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Gregory Chorny                             100       ---       50,000 /(1)/    100       ---            50,000 /(1)/
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Finsbury Advisors (Cayman) Ltd.            200       ---      100,000 /(1)/    200       ---           100,000 /(1)/
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Jodamada Corporation                       300       ---      150,000 /(1)/    300       ---           150,000 /(1)/
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Raymond Milton                             100       ---       50,000 /(1)/    100       ---            50,000 /(1)/
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Susan Milton                               100       ---       50,000 /(1)/    100       ---            50,000 /(1)/
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Murdoch & Co.                              300       ---      150,000 /(1)/    300       ---           150,000 /(1)/
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Mary Murphy                                200       ---      100,000 /(1)/    200       ---           100,000 /(1)/
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Clarion Capital Corporation /(2)/          500       ---      250,000 /(1)/    500       ---           250,000 /(1)/
                                                              115,000                                  115,000
--------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                COMMON                                COMMON
                                    PREFERRED    STOCK        COMMON      PREFERRED    STOCK        COMMON
  NAME OF SELLING SECURITYHOLDER      STOCK    PURCHASE       STOCK         STOCK    PURCHASE       STOCK
                                               WARRANTS                              WARRANTS
---------------------------------------------------------------------------------------------------------------
Quest Oil & Gas, Inc. /(3)/             1,290        ---   645,000 /(1)/      1,290        ---   645,000 /(1)/
                                                 466,666   466,666 /(4)/                   ---   466,666 /(4)/
                                                           386,667                         ---   386,667
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Thesis Group, Inc.                        150        ---    75,000 /(1)/        150        ---    75,000 /(1)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Trans Euro Investments Limited            200        ---   100,000 /(1)/        200        ---   100,000 /(1)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Welcome Opportunities Fund, Ltd.          125        ---    62,500 /(1)/        125        ---    62,500 /(1)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Gaines, Berland Inc. /(5)/                ---    200,000   200,000 /(4)/        ---    200,000   200,000 /(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Kulen Capital, L.P.                       ---        ---       1,000,000        ---        ---       1,000,000
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Loire Sextant, S.A.                       ---        ---         235,000        ---        ---         235,000
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Stratum Group, L.P.                       ---  1,000,000  1,000,000/(4)/        ---  1,000,000  1,000,000/(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Wall Street Group                         ---     29,531     29,531/(4)/        ---        ---    29,531 /(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Robert Badding                            ---      2,500     2,500 /(4)/        ---        ---     2,500 /(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Bill Burke                                ---      5,000     5,000 /(4)/        ---        ---     5,000 /(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Terry Fields                              ---      5,000     5,000 /(4)/        ---        ---     5,000 /(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
James LaMunyon                            ---      5,000     5,000 /(4)/        ---        ---     5,000 /(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Daniel Manucci                            ---      5,000     5,000 /(4)/        ---        ---     5,000 /(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
David Moore                               ---      5,000     5,000 /(4)/        ---        ---     5,000 /(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Sven Nilsson                              ---      2,500     2,500 /(4)/        ---        ---     2,500 /(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Carl Smith                                ---      5,000     5,000 /(4)/        ---        ---     5,000 /(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
John Smith                                ---      2,500     2,500 /(4)/        ---        ---     2,500 /(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Dr. Joseph Smith                          ---      5,000     5,000 /(4)/        ---        ---     5,000 /(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Greg Weeks                                ---      5,000     5,000 /(4)/        ---        ---     5,000 /(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Charles Wendland                          ---      5,000     5,000 /(4)/        ---        ---     5,000 /(4)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Glen Cushman /(8)/                        ---      /(6)/    10,000 /(7)/        ---        ---    10,000 /(7)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
Sue Doty-Lloyd /(8)/                      ---      /(6)/    30,000 /(7)/        ---        ---    30,000 /(7)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
James Mulvihill /(9)/                     ---      /(6)/    10,000 /(7)/        ---        ---    10,000 /(7)/
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
TOTALS                                  5,540  1,748,697       6,305,364      5,540  1,200,000       6,305,364
--------------------------------------------------------------------------------------------------------------

__________________________

(1)  Shares of Common Stock issuable on conversion of the Preferred Stock.

(2) Mr. Morton A. Cohen, a Director of the Company, is President and Chairman of Clarion Capital Corporation, a small business investment company.

(3) Mr. Brian Bayley, a Director of the Company, is Secretary of Quest Oil & Gas, Inc.

(4)  Shares of Common Stock issuable on exercise of Common Stock Purchase
Warrants.

(5) The warrant to purchase 200,000 shares was issued to Gaines, Berland Inc. ("GBI") for services rendered in connection with the Comstock Acquisition. In addition, principals of GBI hold options exercisable at $9.90 per Unit to purchase an aggregate of 230,000 Units, which on exercise include 690,000 shares of the Company's Common Stock and 690,000 Common Stock Purchase Warrants exercisable at $2.40 per share, all of which securities have been registered under the Securities Act (Registration Number 33-99190) and may be sold by the holders. GBI disclaims beneficial ownership of such Units, shares and warrants. GBI served as underwriter of a public offering of the Company's securities which was consummated on January 30, 1996 with an over-allotment option closing in March 1996. As compensation for serving in such capacity, GBI received an aggregate of approximately $1,297,950 in commissions, $458,100 pursuant to a non-accountable expense allowance and the option to purchase the 230,000 Units, in accordance with an underwriting agreement between the Company and GBI, dated January 24, 1996.

(6)  Option to purchase shares of Common Stock.

(7)  Shares issuable on exercise of option.

(8)  Such persons were Directors of the Company prior to April 17, 1995.

(9)  Mr. Mulvihill was a Director of the Company prior to October 28, 1994.

                             PLAN OF DISTRIBUTION

          The Selling Securityholders may sell or distribute some or all of the Preferred Stock, Common Stock and Common Stock Purchase Warrants from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve block transactions) on the Nasdaq SmallCap Market or in privately negotiated transactions (including sales pursuant to pledges), or in a combination of such transactions. Such transactions may be effected by the Selling Securityholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved.

          The Selling Securityholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Securityholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Securityholder and any other Selling Securityholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Securities.

          Under applicable rules and regulations currently in effect under the Exchange Act, any person engaged in a distribution of any of the shares of Preferred Stock, Common Stock or Common Stock Purchase Warrants may not simultaneously engage in market activities with respect to the Preferred Stock, Common Stock or Common Stock Purchase Warrants for a period of nine business days prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securtityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the shares of Preferred Stock, Common Stock or Common Stock Purchase Warrants by the Selling Securityholders. All of the foregoing may affect the marketability of the Preferred Stock, Common Stock or Common Stock Purchase Warrants.

     The Company will pay substantially all of the expenses incident to this offering of the Securities by the Selling Securityholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Securityholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Securities against certain liabilities, including liabilities arising under the Securities Act.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

     Under its Certificate of Incorporation, the total number of shares of all classes of stock that the Company has authority to issue is 100,500,000 consisting of 500,000 shares of preferred stock, par value $.05 per share, and 100,000,000 shares of common stock, $.01 par value.


PREFERRED STOCK

     Up to 500,000 shares of preferred stock, par value $.05 per share, may be issued from time to time in one or more series. The Board of Directors, without further approval of the stockholders, is authorized to fix the rights and terms relating to dividends, conversion, voting, redemption, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change in control of the Company. Other than the shares of 7 1/2% Cumulative Convertible Preferred Stock, the Company has no shares of preferred stock outstanding.

     7 1/2% Cumulative Convertible Preferred Stock. The Company has outstanding 5,540 shares of 7 1/2% Cumulative Convertible Preferred Stock. The shares of 7 1/2% Cumulative Convertible Preferred Stock are convertible, commencing December 31, 1996, into shares of the Company's common stock at a conversion price per share of common stock equal to the lesser of (i) $2.00 or (ii) a price equal to the average of the closing prices of the Company's common stock during the 30 business days prior to the day the shares are converted less a discount of 12 1/2%. The number of shares of common stock to be issued on conversion is determined by multiplying the number of shares of 7 1/2% Cumulative Convertible Preferred Stock to be converted by $1,000 and dividing the result by the conversion price in effect. In the event that at any time after January 24, 1998 the market price for the shares of the Company's common stock exceeds $4 per share, provided the shares to be issued on conversion have been registered under the Securities Act, the Company has the right to automatically convert the shares of 7 1/2% Cumulative Convertible Preferred Stock into shares of common stock at the same conversion price as described above. The shares of 7 1/2% Cumulative Convertible Preferred Stock pay a cumulative dividend, payable semi-annually on June 30 and December 31, commencing June 30, 1996, of 7 1/2% based on the liquidation value (the "Liquidation Value") of $1,000 per share. The Company has the right to redeem the shares of 7 1/2% Cumulative Convertible Preferred Stock at their Liquidation Value plus accrued and unpaid dividends at any time commencing January 24, 1998 upon giving 30 days prior written notice and, in the event of the sale of all or substantially all the assets of the Company or a merger or consolidation of the Company, other than with a subsidiary, the shares of 7 1/2% Cumulative Convertible Preferred Stock must be redeemed. The shares of 7 1/2% Cumulative Convertible Preferred Stock do not have any voting rights except as required by law. The shares of 7 1/2% Cumulative Convertible Preferred Stock have a preferential right in the event of the liquidation or dissolution of the Company to receive their Liquidation Value and after payment of such sum are not entitled to receive any other sums.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of Directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of preferred stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series ("Preferred Stock Designation"), the holders of such shares exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of common stock outstanding are fully paid and non-assessable and the holders thereof have no preemptive rights.

COMMON STOCK PURCHASE WARRANTS

     Stratum Warrants

     Stratum Group, L.P. holds Warrants to purchase 1,000,000 shares of the Company's Common Stock (herein referred to as the "Stratum Warrants"). Each Stratum Warrant entitles the registered holder to purchase from time to time until the expiration of such warrants one (1) share of Common Stock at a price, as of February 28, 1997, of $3.19 per share. The Stratum Warrants expire at the close of business on June 2, 2000. The exercise price of the Stratum Warrants is subject to adjustment, under certain circumstances, including, among others, payment of a dividend or other distribution on the Company's Common Stock in shares of Common Stock, a subdivision or combination of outstanding shares of Common Stock or a reclassification of the Company's Common Stock. In addition, if the Company issues shares of Common Stock, or rights, options or warrants entitling any person to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock as of the issue date of such shares or rights, options or warrants, the exercise price in effect thereafter is adjusted to be an amount equal to the result determined by multiplying the exercise price in effect prior to such date by a fraction, the numerator of which is the number of shares of Common Stock outstanding on the date of issuance of such shares or rights, option or warrants, plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at such current market price, and the denominator of which is the number of shares of Common Stock outstanding on the date of issuance of such shares or rights, options or warrants, plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustments are made, subject to certain limitations, for each such issuance during the term of the Stratum Warrants.
Any consideration received for Common Stock, rights, options and warrants is taken into effect in determining the price at which such shares are issuable or the options, warrants and rights are exercisable. For the purposes of such adjustment, the issuance of rights, options or warrants to subscribe for or purchase securities convertible into Common Stock is deemed to be the issuance of rights, options or warrants to purchase the shares of Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price for such securities, plus the minimum aggregate amount payable upon conversion of such securities into shares of Common Stock. For purposes of computing the current market price, such price is deemed to be the average of the daily closing prices for thirty (30) consecutive trading days preceding the day in question. In the event such rights, options, warrants or conversion or exchange privileges expire without having been exercised, the exercise price and number of shares issuable is readjusted.

     In the event of a consolidation, or merger of the Company, subject to certain exceptions, or sale or transfer of all or substantially all the assets of the Company, the holder of a Stratum Warrant has the right to thereafter exercise such warrants for the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock for which the Stratum Warrants may have been exercised immediately prior thereto.

     The Stratum Warrants have been included in the registration statement filed under the Securities Act of which this Prospectus is a part.

     Gaines Berland Warrants

     Gaines, Berland Inc. holds a Warrant to purchase 200,000 shares of Common Stock issued as a fee in connection with the Comstock Acquisition (herein referred to as the "Gaines Berland Warrant"). The Gaines Berland Warrant entitles the holder to purchase up to 200,000 shares of the Company's Common Stock at an exercise price of $2.25 per share. Such Warrant expires on August 19, 2001. The exercise price and number of shares of Common Stock issuable on exercise are subject to adjustment in certain circumstances, including in the event of stock dividends, recapitalizations, reclassifications, split-ups, combinations, mergers or consolidations of the Company. The exercise price of the Gaines Berland Warrant is not subject to adjustment for issuances of Common Stock at less than its exercise price or market price.

     In lieu of payment of the exercise price in cash, the holder of a Gaines Berland Warrant has the right to convert such Warrant, in whole or in part, into shares of Common Stock. Upon exercise of such right, the Company will issue to the holder a number of shares of Common Stock equal to the quotient obtained by dividing the value (as defined) of the portion of the warrant being exchanged by the exercise price. The value is determined by subtracting the exercise price multiplied by the number of shares of Common Stock being converted from the market price for the Company's Common Stock multiplied by the number of shares being converted.

     The Gaines Berland Warrants have been included in the registration statement filed under the Securities Act of which this Prospectus is a part.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by William S. Clarke, P.A., 457 North Harrison Street, Suite 103, Princeton, New Jersey 08540.

                                    EXPERTS

     The consolidated balance sheet of the Company as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996, incorporated by reference in this Prospectus and in the Registration Statement of which this Prospectus forms a part, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities to be registered are as follows:

               Securities and Exchange           $ 6,122.00
                 Commission Registration Fee

               Blue Sky Fees and Expenses        $ 1,500.00

               Printing                          $ 2,500.00

               Legal fees of Counsel
                 for the Registrant              $ 7,500.00

               Accounting Fees                   $ 5,500.00

               Miscellaneous                     $ 1,878.00
                                                 ----------

                    TOTAL                        $25,000.00
                                                 ==========


ITEM 15:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 1031 of the Oklahoma General Corporation Act and Article VI of the Registrant's By-Laws provide for indemnification of present and former officers, directors, employees and agents.

ITEM 16:  EXHIBITS

     (3)  (a)  Certificate of Incorporation of the Registrant/(1)/
          (b)  Certificate of Designation filed October 17, 1996/(2)/
          (c)  Certificate of Ownership and Merger filed October 22, 1996/(2)/
          (d)  By-Laws of the Registrant/(1)/
     (5)  Opinion of William S. Clarke, P.A./(2)/
     (23) Consent of Coopers & Lybrand/(2)/

-----------------------------------

(1) Incorporated by reference to the Registrant's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996
(2)  Filed herewith.



ITEM 17:  UNDERTAKINGS

     (a)  The small business issuer will:

          1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

               (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the provisions of the Oklahoma General Corporation Act, the Registrant's Articles of Incorporation, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


ITEM 18:  FINANCIAL STATEMENTS AND SCHEDULES

     Abbreviated financial statements are not required.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tulsa, State of Oklahoma, on February 28/th/, 1997.


                                    GOTHIC ENERGY CORPORATION



                              By:      /s/ Michael K. Paulk
                                     -------------------------------------------
                                     Michael K. Paulk, President



          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   /s/ Michael K. Paulk                      President and Director                  February 28/th/, 1997
--------------------------------
Michael K. Paulk                             (Principal Executive, Financial
                                               and Accounting Officer)


   /s/ John J. Fleming                       Director                                February 28/th/, 1997
--------------------------------
John J. Fleming


   /s/ John L. Rainwater                     Director                                February 28/th/, 1997
--------------------------------
John L. Rainwater


   /s/ Morton A. Cohen                       Director                                February 28/th/, 1997
--------------------------------
Morton A. Cohen


   /s/ Brian E. Bayley                       Director                                February 28/th/, 1997
--------------------------------
Brian E. Bayley